Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-214445, 333-191915, 333-219376, 333-249400) on Form S-8 of our reports dated July 21, 2022, with respect to the consolidated financial statements of AAR CORP. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Chicago, Illinois

July 21, 2022